Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Opnext, Inc. for the registration of 28,130,455 shares of its common stock and to the incorporation by reference therein of our reports dated June 16, 2008, with respect to the consolidated financial statements of Opnext, Inc., and the effectiveness of internal control over financial reporting of Opnext, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 7, 2008